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                                                                    EXHIBIT 5.01

                                  (LETTERHEAD)

                                 April 28, 1994

Oracle Systems Corporation
500 Oracle Parkway
Redwood City, CA 94065

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by Oracle Systems Corporation (the "Company") on or about April 28, 1994 and to be filed with the Securities and Exchange Commission on April 29, 1994 in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares (the "Plan Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"). Certain rights are associated with such Common Stock (the "Rights") as described in a certain Rights Agreement between you and Harris Trust Company of California (successor Rights Agent to Bank of America N.T. & S.A.) dated December 3, 1990, as amended on February 25, 1994.

     As counsel for the Company, we have examined the proceedings and such other documents as we have deemed necessary to examine relating to the issuance of the Plan Shares which are issuable upon the exercise of options to be granted pursuant to the Company's Employee Stock Purchase Plan (1992). It is our opinion that the Plan Shares, when subsequently issued and outstanding pursuant to the terms of the Employee Stock Purchase Plan (1992), will be validly issued, fully paid and nonassessable. This opinion is limited to the Plan Shares and does not address the issuance of the Rights.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

     This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.

                                            Sincerely,

                                            /s/ VENTURE LAW GROUP

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